ADDENDUM TO
CARL W. GERST, JR. EMPLOYMENT AGREEMENT

This is an Addendum to the Employment Agreement entered into between Anaren, Inc. (“Employer”) and Carl W. Gerst, Jr. (“Employee” or “Mr. Gerst”) dated February 14, 2004.

RECITALS

1. Mr. Gerst’s Employment Agreement terminates on June 30, 2007.

2. Mr. Gerst has expressed his interest in remaining employed as a regular full time employee through June 30, 2008.

3. The Company desires to retain the full time services of Mr. Gerst through June 30, 2008.

4. The Compensation Committee of Anaren’s Board of Directors recommended, and the Board unanimously approved at its May 16, 2007 regular meeting, that the Company amend Mr. Gerst’s Employment Agreement to continue through and including June 30, 2008.

TERMS

In consideration of the mutual covenants and representations contained herein, and other valuable and good consideration, receipt of which is acknowledged, the parties agree as follows:

1. Paragraph 1(a) of Mr. Gerst’s Employment Agreement is hereby amended so that the Employment Agreement continues through and including June 30, 2008, subject to the termination provisions provided in his Agreement.

2. Paragraph 3(b)(iv) of the Employment Agreement is amended as follows:

In the event these life insurance proceeds, “or any portion of these life insurance proceeds,” are not paid to Mr. Gerst’s beneficiary Anaren will pay to Mr. Gerst’s beneficiary, the Severance Compensation provided for in paragraph 1(c).

3. All other terms of the Employment Agreement will remain in full force and effect.

ANAREN, INC.	EMPLOYEE

/s/ Lawrence A. Sala	/s/ Carl W. Gerst, Jr.
Lawrence A. Sala	Carl W. Gerst, Jr.
President and CEO